Exhibit 99.1

MILLENNIAL MEDIA REPORTS 2014 FIRST QUARTER FINANCIAL RESULTS

First Quarter Revenue $72.6 million; EVP and CFO Michael Avon Stepping Down

Baltimore, MD (May 7, 2014) — Millennial Media, Inc. (NYSE: MM), the leading independent mobile advertising platform company, today reported financial results for the first quarter ended March 31, 2014.

Financial Results and Business Highlights for the First Quarter of 2014

Revenue: For the first quarter of 2014, revenue increased to $72.6 million from $49.4 million on a GAAP basis, a year over year increase of 46.9%. Revenue increased from $64.6 million on a pro forma combined basis, a year over year increase of 12.4%. Pro forma combined revenue is calculated as the sum of Millennial Media and Jumptap revenue for the entire first quarter of last year.

Gross Margin: Gross margin was 41.2% for the first quarter of 2014 on a GAAP basis and 41.2% for the first quarter of 2013 on a pro forma combined basis. For the first quarter of 2013, gross margin was 41.6% on a GAAP basis.

Net Income (Loss): For the first quarter of 2014, net loss was $(12.9) million, compared to net loss of $(3.8) million for the first quarter of 2013.

Adjusted EBITDA: For the first quarter of 2014, Adjusted EBITDA, a non-GAAP financial measure (see definition below), was $(4.7) million, compared to pro forma combined Adjusted EBITDA of $(4.8) million for the first quarter of 2013.

Net Income (Loss) per Share: For the first quarter of 2014, basic and diluted net loss per common share was $(0.12), compared to basic and diluted net loss per common share of $(0.05) for the first quarter of 2013.

Non-GAAP Net Income (Loss) Per Common Share: For the first quarter of 2014, non-GAAP net loss per common share was $(0.04), compared to non-GAAP net loss per common share of $(0.01) for the first quarter of 2013.

Other Business Metrics: As of March 31, 2014, Millennial Media reached over 650 million monthly unique users globally, including approximately 170 million monthly unique users in the United States alone. As of March 31, 2014, approximately 60,000 apps and mobile sites were enabled by mobile app developers to operate on Millennial Media’s platform, and Millennial Media had more than 650 million proprietary, anonymous active user profiles used for delivering the most relevant ads to consumers.

Outlook

Based on information available as of today, Millennial Media expects total revenue for the second quarter of 2014 to be in the range of $70 million to $75 million and Adjusted EBITDA to be a loss between $(5) million and $(6) million.

“Now into my first full quarter, I am pleased with my decision to join Millennial Media and drive this Company to the next level,” said Michael Barrett, President and CEO, Millennial Media. “While I would have liked to have seen stronger performance in the quarter, we have developed an aggressive strategy and I have high confidence that we can execute and capitalize on the growth and promise of mobile.”

EVP and CFO Michael Avon Steps Down

In addition, the Company today announced that Michael Avon, Executive Vice President and Chief Financial Officer, will step down from his position at the end of the second quarter of 2014 to pursue other career interests. Mr. Avon began his relationship with Millennial Media as a venture investor at Columbia Capital, where he led the Company’s first round of financing in 2006. As the Company began to grow, he joined as EVP & CFO in the fall of 2009 and remained in that role for the last four and a half years. He will continue to serve Millennial Media in an advisory role for a transitional period after he steps down as CFO.

The Company has begun a search for a permanent replacement to fill this role.

“I want to thank Michael for his many contributions to Millennial Media over the nearly eight years he has been involved with the Company,” said Barrett. “Michael has been a key contributor to Millennial Media’s success. He was instrumental in the Company’s initial public offering in 2012, and led numerous important strategic projects and acquisitions during his tenure. On behalf of Millennial Media, I wish him all the best for the future.”

“I’ve very much appreciated the opportunity to serve in my roles at Millennial Media during such an exciting time in our Company’s history, in addition to the mobile industry as a whole, and I am very proud of what we’ve accomplished,” said Mr. Avon. “After nearly eight successful years with the Company, first as an investor, and then as CFO, I’ve decided now is the time to move back to my entrepreneurial roots.  I look forward to watching Millennial Media continue to grow, and have confidence the Company will thrive under the leadership of our new President & CEO and the strong and capable management team in place.”

First Quarter 2014 Financial Results Conference Call: Millennial Media will host a conference call today at 5:00 p.m. ET to discuss its first quarter financial results, developments in its business, and the Company’s expectations for the second quarter of 2014. A live webcast of the event will be available on the Investor Relations page of the Millennial Media website at http://investors.millennialmedia.com. A live domestic dial-in is available at 800-706-7745 (U.S.) or 617-614-3472 (international) using passcode 57784757. If you are unable to listen to the live conference call, a replay will be available through May 14, 2014, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) using passcode 96286770. An archived version of the webcast will also be available at http://investors.millennialmedia.com.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Millennial Media reports Adjusted EBITDA, which is a non-GAAP financial measure defined as net income or net loss before interest, taxes, depreciation, amortization, non-cash stock-based compensation and expenses related to acquisitions, such as costs for services of lawyers, investment bankers, accountants and other third parties and acquisition related severance costs, bonuses and retention bonuses and accrual of retention payments that represent contingent compensation to be recognized over a requisite period. We define non-GAAP net income (loss) per common share as Adjusted EBITDA divided by diluted weighted average common shares outstanding.  The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these measures provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Non-GAAP financial measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

The Company also presents Adjusted EBITDA on a pro forma combined basis. Pro forma combined Adjusted EBITDA includes results of the Company’s Jumptap, Inc. subsidiary for the entire period.  A reconciliation of historical Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure, for each of Millennial Media and Jumptap and on a pro forma combined basis, is set forth in the tables following this release.

About Millennial Media

Millennial Media is the leading independent mobile advertising platform company, supporting the world’s top brands and mobile content providers. The Company’s unique data and technology assets enable its clients to connect with their target audiences as they move across screens, media, and moments. Millennial Media drives meaningful results at scale through a diverse suite of products fueled by innovation and the industry’s smartest minds. For more information, visit www.millennialmedia.com.

Forward-Looking Statements

The statements in this press release that are not historical facts constitute “forward-looking statements” that involve risks and uncertainties and are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements include expectations regarding financial results for the second quarter of 2014. The achievement or success of the matters covered by such forward-looking statements involve risks, uncertainties and assumptions, and if any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These risks and uncertainties include, but are not limited to, risks associated with our ability to continue to accelerate growth and provide enhanced gross margin performance; our ability to expand our developer and advertiser base and increase demand for our services; our ability to keep pace with technological and market developments and remain competitive against larger companies in our industry as well as potential new entrants into our markets; and our recent acquisition of Jumptap, including our ability to integrate the two businesses and realize the expected benefits from the acquisition. Further information on these and other factors that could affect our results is included in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2014 and other filings we make with the SEC from time to time. These documents are available on the ‘SEC Filings’ section of the Investor Relations page of our website at http://investors.millennialmedia.com.

The statements made in this release are based on information available to us as of the date of this release, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

###

Investor Relations Contact

Joe Wilkinson

(443) 681-6238

IR@millennialmedia.com

Press Contact

Todd Cadley

(917) 521-6039

tcadley@millennialmedia.com

Millennial Media, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$98,039	$99,237
Restricted cash	464	320
Accounts receivable, net of allowances of $4,642 and $4,773 as of March 31, 2014 and December 31, 2013, respectively	79,918	109,056
Prepaid expenses and other current assets	3,793	4,243
Total current assets	182,214	212,856

Long-term assets:
Property and equipment, net	15,032	12,663
Restricted cash	350	515
Goodwill	135,518	135,489
Intangible assets, net	55,433	57,706
Other assets	233	375
Total long-term assets	206,566	206,748
Total assets	$388,780	$419,604

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,272	$7,617
Accrued cost of revenue	42,189	65,053
Accrued payroll and payroll related expenses	6,673	8,767
Deferred revenue	890	868
Total current liabilities	60,024	82,305

Other long-term liabilities	1,911	1,829
Total liabilities	61,935	84,134

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding as of March 31, 2014 and December 31, 2013	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized, 106,837,523 and 106,314,909 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	107	106
Additional paid-in capital	405,066	400,716
Accumulated other comprehensive loss	(225)	(196)
Accumulated deficit	(78,103)	(65,156)
Total stockholders’ equity	326,845	335,470
Total liabilities and stockholders’ equity	$388,780	$419,604

Millennial Media, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013

Revenue	$72,620	$49,438
Cost of revenue	42,725	28,874
Gross profit	29,895	20,564
Operating expenses:
Sales and marketing	13,537	8,141
Technology and development	7,509	4,193
General and administrative	21,751	11,956
Total operating expenses	42,797	24,290
Loss from operations	(12,902)	(3,726)
Other income (expense)
Interest expense, net	(28)	(11)
Total other income (expense)	(28)	(11)
Loss before income taxes	(12,930)	(3,737)
Income tax expense	(17)	(16)
Net loss	$(12,947)	$(3,753)

Net loss per share:
Basic and diluted	$(0.12)	$(0.05)

Weighted average common shares outstanding:
Basic and diluted	106,543	78,917

Stock-based compensation expense included above:
Sales and marketing	$461	$219
Technology and development	170	855
General and administrative	3,141	583

Millennial Media, Inc.

Unaudited Pro Forma Combined Statement of Operations

(in thousands)

	Three Months Ended March 31, 2013
	Millennial Media	Jumptap	Combined

Revenue	$49,438	$15,184	$64,622
Cost of revenue	28,874	9,115	37,989
Gross profit	20,564	6,069	26,633
Operating expenses:
Sales and marketing	8,141	4,842	12,983
Technology and development	4,193	3,922	8,115
General and administrative	11,956	1,764	13,720
Total operating expenses	24,290	10,528	34,818
Loss from operations	(3,726)	(4,459)	(8,185)
Other income (expense)
Interest expense, net	(11)	(61)	(72)
Total other income (expense)	(11)	(61)	(72)
Loss before income taxes	(3,737)	(4,520)	(8,257)
Income tax expense	(16)	—	(16)
Net loss	$(3,753)	$(4,520)	$(8,273)

Millennial Media, Inc.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA

(in thousands, except per share data)

	GAAP		Pro Forma Combined
	Three Months Ended March 31,		Three Months Ended March 31,
	2014	2013	2013
Net loss	$(12,947)	$(3,753)	$(8,273)
Adjustments:
Interest expense, net	28	11	210
Income tax expense	17	16	16
Depreciation and amortization expense	3,946	941	1,246
Acquisition-related costs	274	361	361
Deferred compensation	250	—	—
Stock-based compensation expense	3,772	1,657	1,770
Jumptap warrant and derivative income	—	—	(138)
Total net adjustments	8,287	2,986	3,465
Adjusted EBITDA	$(4,660)	$(767)	$(4,808)

Reconciliation of GAAP Net Loss per share to Non-GAAP Net Loss per share

	Three Months Ended March 31,
	2014	2013
Net loss per share	$(0.12)	$(0.05)
Adjustments:
Interest expense, net	—	—
Income tax benefit	—	—
Depreciation and amortization expense	0.04	0.01
Acquisition-related costs	—	0.01
Deferred compensation	—	—
Stock-based compensation expense	0.04	0.02
Total net adjustments	0.08	0.04
Non-GAAP net loss per share	$(0.04)	$(0.01)
Weighted average common shares outstanding	106,543	78,917